QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF
ALLIANT TECHSYSTEMS INC.
AS OF MARCH 31, 2003

Name of Subsidiary	Jurisdiction of Organization
Alliant Holdings LLC	Delaware
-Alliant Ammunition and Related Products LLC	Delaware
-Alliant Ammunition and Powder Company LLC	Delaware
-New River Energetics, Inc.	Delaware
-Alliant Lake City Small Caliber Ammunition Company LLC	Delaware
-ATK Commercial Ammunition Holdings Inc.	Delaware
-ATK Commercial Ammunition Company Inc.	Delaware
-Federal Cartridge Company	Minnesota
-Estate Cartridge, Inc.	Texas
-Ammunition Accessories Inc.	Delaware
-ATK International Sales Inc.	Delaware
-ATK Precision Systems LLC	Delaware
-Alliant Ammunition Systems Company LLC	Delaware
-ATK Gun Systems Company LLC	Delaware
-Alliant Integrated Defense Company LLC	Delaware
-Alliant Precision Fuze Company LLC	Delaware
-ATK Tactical Systems Company LLC	Delaware
-ATK Missile Systems Company LLC	Delaware
-Alliant Propulsion and Composites LLC	Delaware
-ATK Aerospace Company Inc.	Delaware
-Thiokol Technologies International, Inc.	Delaware
-Composite Optics, Incorporated	California
-COI Ceramics, Inc.	California
-Alliant Southern Composites Company LLC	Delaware
-ATK Logistics and Technical Services LLC	Delaware
Alliant International Holdings Inc.	Delaware
-Alliant Assurance Ltd.	Vermont

The Registrant has other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of March 31, 2003.

QuickLinks

SUBSIDIARIES OF ALLIANT TECHSYSTEMS INC. AS OF MARCH 31, 2003